Exhibit 99.1

Sino Payments to Open Representative Office in Shenzhen China

HONG KONG, April 28 /PRNewswire-FirstCall/ -- Sino Payments, Inc. (www.sinopayments.com) (OTC Bulletin Board:SNPY.ob - News) a provider of stand alone worldwide ecommerce processing capability and integrated IP at Point of Sale solutions for retailers today announced that it will open an office in Shenzhen China.

Sino Payments' President and CEO Matthew Mecke stated, "Our new customer order book is growing to the point where we are confident we will be able to achieve operating profit on a monthly basis within 2010 and as a result of the increasing opportunities we are seeing on a near daily basis, Sino Payments will open an office within the next few months in the Shekou area of Shenzhen in China to help provide service and sales support for Chinese customers as well as to serve as a regional hub to support the increasing Asian merchants we are signing.  It has been some time to build out where we are today and most of the news we have not been able to make public yet but we expect this all to change very soon and are excited about the future for Sino Payments."

About Sino Payments, Inc.

Sino Payments is a US public company with offices in Hong Kong.  In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times to between 3-5 seconds at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

Forward Looking Statements

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.